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Exhibit 99

Press Release

OVERLAND DATA CHANGES NAME TO OVERLAND STORAGE
Reflects market-leading position in storage solutions

        SAN DIEGO, July 1, 2002—Overland Storage, Inc. (NASDAQ: OVRL), previously Overland Data, Inc., became the new name for the fastest growing provider of mid-range storage solutions. The name change reflects the Company's expanded commitment to both software and hardware storage solutions designed to deliver automated storage management. At a special meeting held on June 28, 2002, shareholders approved the name change that became effective following the meeting.

        "Our mission is to provide world-class storage management solutions designed to ensure business continuity. In so doing, Overland empowers our customers to compete more effectively in the information age," said Christopher Calisi, president and CEO of Overland Storage. "For many years we have been known as a leading supplier of innovative automated tape libraries. Since arriving at Overland slightly over a year ago, it has been my goal to expand our reach into adjacent markets. This desire led to the creation of our new software business unit and the recent launch of our family of storage management software solutions, again, targeted at the mid-range market. Our corporate name change to Overland Storage highlights our expanded strategy, and reflects our storage-focused mission statement."

About Overland Storage
        Overland Storage, Inc. (NASDAQ: OVRL) is a global supplier of innovative hardware and software storage solutions for mid-range computer networks. The Company's reputation for delivering high availability products, including the award-winning NEO Series of tape libraries, sets the standard for intelligent, automated and scalable storage solutions. Overland sells its products worldwide through leading OEMs, commercial distributors, storage integrators and value-added resellers. For more information, visit Overland's Web site at www.overlandstorage.com.

CONTACT INFORMATION:

OVERLAND STORAGE INVESTOR RELATIONS:
Cynthia A. Bond, Director of Corporate Communications
 cbond@overlandstorage.com
(858) 571-5555

MEDIA INQUIRIES:
Jamie Cohen
Brodeur Worldwide
 jcohen@brodeur.com
(310) 316-9335

        Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism and satisfaction with current or future prospects, as well as words such as "believe," "intends," "expects," "plans," "anticipates" and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward looking. Such forward-looking statements are not guarantees of performance and the company's actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include economic conditions and technology spending levels, unexpected shortages of critical components, rescheduling or cancellation of customer orders, loss of a major customer, the timing and market acceptance of any new hardware, software or other product introduction by the company and its competitors, general competition and price pressures in the marketplace and the company's ability to control costs and expenses. Reference is also made to other factors set forth in the company's filings with the Securities and Exchange Commission, including the "Risk Factors," "Management's Discussion and Analysis" and other sections of the company's Form 10-K for the most recently completed fiscal year. These forward-looking statements speak only as of the date of this release and the company undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

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  Exhibit 99